Exhibit (a)(2)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

FS DIVERSIFIED INCOME FUND

This Certificate of Amendment to Certificate of Trust of FS Diversified Income Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, for the purpose of amending the Certificate of Trust filed with the Office of the Secretary of State of the State of Delaware on October 27, 2016 pursuant to the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is FS Diversified Income Fund.

2. Amendment. The amendment to the Trust’s Certificate of Trust to be effected by this Certificate of Amendment is:

The name of the Trust is hereby changed from FS Diversified Income Fund to FS Credit Income Fund.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment as of the 27th day of April, 2017 in accordance with Section 3811(a)(2) of the Act.

/s/ Michael C. Forman
Michael C. Forman, not in his individual capacity but solely as Trustee